Exhibit 10.1

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of March 7, 2017 by and between James Ryan (“Executive”) and Analogic Corporation (the “Company”).

WHEREAS, Executive is employed as a senior executive of the Company, and the Company desires to retain the services of Executive; and

WHEREAS, the Company is entering into this Agreement in order to provide certain compensation and benefits to Executive in the event Executive’s employment with the Company is terminated under certain circumstances.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

Termination of Employment.

Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death or Disability (as defined below). If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period, it may provide Executive with written notice in accordance with Section 10.6 of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”). “Disability” shall, unless otherwise required under applicable law, mean the inability of Executive to perform the essential functions of Executive’s position(s) with the Company on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 12 or more weeks during any rolling 12-month period.

By the Company. The Company may terminate Executive’s employment at any time, with or without Cause; provided, however, that in the event the Company terminates Executive’s employment without Cause, the Company shall provide at least thirty (30) days’ prior written notice to Executive of such termination (the “Company’s Notice Period”). During the Company’s Notice Period, Executive shall remain an employee of the Company, receiving his then-applicable base salary and benefits, through the Date of Termination (as defined below). For purposes of this Agreement, “Cause” means (a) any intentionally dishonest, illegal, or insubordinate conduct which is materially injurious to the Company or any of its subsidiaries or which results in an improper substantial personal benefit, (b) material breach by Executive of any provision of any employment, nondisclosure, non-competition, or similar agreement or Company policy to which Executive is a party or is bound, (c) Executive’s material nonperformance or gross dereliction of duty, or (d) Executive’s conviction of or plea of guilty to a felony or any crime involving moral turpitude.

By Executive. In the event Executive terminates his employment other than in connection with his death or Disability, Executive shall provide at least thirty (30) days’ prior written notice to the Company of such termination; provided, however, that the Company may elect to terminate Executive’s employment at any point during such period, and such termination shall not constitute a termination by the Company (the applicable period, the “Executive’s Notice Period”). During Executive’s Notice Period, Executive shall remain an employee of the Company, and shall receive his then-applicable base salary and benefits, through the Date of Termination.

Date of Termination. “Date of Termination” means: (i) if Executive’s employment ends other than for death or Disability, Executive’s last day of employment with the Company and, (ii) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the Disability Effective Date, as the case may be.

Obligations of the Company upon Termination.

Termination for Any Reason or No Reason. In the event of the termination of Executive’s employment for any reason or for no reason, the Company will pay to Executive (or to his estate) (i) the portion of his annualized base salary that has accrued prior to such termination and has not yet been paid, (ii) an amount equal to the value of his accrued unused vacation days, (iii) reimbursement for expenses properly incurred by Executive on behalf of the Company prior to such termination and properly documented in accordance with Company policy, and (iv) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan or agreement of or with the Company through the Date of Termination (all such amounts, collectively, the “Accrued Obligations”). The Accrued Obligations will be paid as required by law but in any event promptly after termination or as provided by any applicable plan or agreement.

Termination by the Company Other Than for Cause; Other Than by Reason of Executive’s Death or Disability; and Other than in Connection with a Change in Control Event. Subject to Executive’s execution of a separation and release of claims agreement (“Release Agreement”) containing, among other things, a general release of claims against the Company, its affiliates (including, without limitation, any subsidiary, and together, the “Affiliated Entities”), and each of its and their officers, directors, employees, agents and attorneys, and Executive’s reaffirmation of his continuing obligations under the Proprietary Information and Inventions Agreement that he previously signed in connection with his employment by the Company, the Non-Competition and Non-Solicitation Agreement (referenced below), and any other restrictive covenant agreements between Executive and the Company, in a form provided by the Company at the time of Executive’s departure that is the then-current standard form used by the Company for departing executives, and such Release Agreement becoming irrevocable within sixty (60) days following the Date of Termination (the “Severance Conditions”), if Executive’s employment is terminated by the Company other than (i) for Cause; or (ii) by reason of Executive’s death or Disability, and other than in connection with a Change in Control Event (as defined below), then in addition to the Accrued Obligations, the Company shall:

Beginning on the sixtieth (60th) day following the Date of Termination pay to Executive a sum equal to twelve (12) months of base salary at Executive’s most recent base salary rate, such payment to be made in approximately equal installments according to the Company’s then-current payroll practices (except as otherwise provided below in the case of amounts that are subject to a prior deferral election).

Provide continued coverage under the Company’s group medical and dental plans (the “Health Plans”), if and to the extent permitted by such plans and subject to their terms, and also subject to Executive paying his normal proportion of the cost thereof, for a period of twelve (12) months following the Date of Termination, and if the Health Plans do not permit such continued coverage, and if Executive should be eligible for and properly elect health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), pay that portion of Executive’s COBRA premium payments (and, if applicable, for family coverage) for health coverage that is paid by the Company to active and similarly-situated employees who receive the same type of coverage, for a period of twelve (12) months following the Date of Termination, unless the provision of the foregoing benefits will violate the nondiscrimination requirements of applicable law, in which case the Company payments will not apply. Any obligations under this Section 2.2.2 shall cease at such earlier time as Executive becomes eligible for coverage under another employer’s group medical plan, and Executive shall immediately inform the Company in writing of such occurrence.

Pay to Executive a sum equal to his actual incentive award, if any, as calculated according to the Company’s Annual Incentive Program for the fiscal year in which Executive’s termination occurs, payable at such time, in such amount (if any), and in the manner provided thereunder.

Termination By the Company for Cause; By Reason of Executive’s Death or Disability; Or By Executive Other than for Good Reason in Connection with a Change in Control Event. If Executive’s employment is terminated by the Company for Cause, or by reason of Executive’s death or Disability, or by Executive for any reason other than for Good Reason (as defined below) in connection with a Change in Control Event, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of the Accrued Obligations.

Effect of Termination on Other Positions. If, on the Date of Termination, Executive is a member of the Company’s Board of Directors (the “Board”) or the board of directors of any Affiliated Entity, or holds any other office or position with the Company or any Affiliated Entity, Executive shall, unless otherwise requested by the Company, be deemed to have resigned from all such offices and positions as of the Date of Termination. Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

Change in Control.

If, within twenty four (24) months following a Change in Control Event (the “CIC Period”), Executive’s employment is terminated by the Company without Cause and not for death or Disability, or if Executive resigns his employment for Good Reason, the Company shall, subject to the Severance Conditions, pay Executive, or pay on Executive’s behalf, (i) the amounts set forth in Sections 2.1 and 2.2 above at the times provided therein and (ii) an amount equal to sixty percent (60%) of Executive’s most recent annualized base salary, payable on the sixtieth (60th) day following the Date of Termination.

Notice of Termination. Following a Change in Control Event, any termination by the Company for Cause or by Executive for Good Reason pursuant to this Agreement shall be communicated by a Notice of Termination (as defined below) to the other party. A “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the date of termination (which shall be not more than 15 days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of Executive or the Company or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights.

Change in Control Event. “Change in Control Event” means:

consummation of any merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation (except, in the case of both clauses (i) and (ii) above, any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation and in approximately the same relative proportions, at least 51% by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, of the parent corporation of such surviving or resulting corporation);

the issuance, sale or transfer, in a single transaction or series of related transactions, of capital stock representing at least 51% of the voting power of the outstanding capital stock of the Company immediately following such transaction;

the sale of all or substantially all of the assets of the Company; or

a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board.

“Good Reason” means (i) the assignment to Executive of any responsibilities or duties inconsistent in any respect with Executive’s Position and Duties (as defined below), excluding any action that is remedied by the Company promptly after receipt of written notice given by Executive; (ii) any failure by the Company to provide any of the Ongoing Compensation (as defined below), excluding any failure that is remedied by the Company promptly after receipt of written notice given by Executive; (iii) the Company requiring Executive to be based at any location other than those locations described in the Position and Duties; or (iv) any purported termination by the Company of Executive’s employment other than for Cause, death, or Disability.

“Position and Duties” means (i) a position (including, without limitation, offices, titles, and reporting requirements), authority, duties, and responsibilities that are at least commensurate in all material respects with the most significant of, and the highest grade or level of, those that were held or exercised by Executive or assigned to Executive at any time during the 120-day period immediately preceding the Change in Control Event, and (ii) services that are performed at the location where Executive was employed immediately preceding the effective date of the Change in Control Event or any other location less than 35 miles from Peabody, Massachusetts.

“Ongoing Compensation” means, in connection with the CIC Period, (i) an annualized base salary paid in accordance with the Company’s usual and customary payroll practices, equal to the annualized base salary in effect immediately prior to the Change in Control Event; (ii) eligibility for annual and long term bonuses in connection with the Company’s then existing incentive plans; (iii) eligibility (including for Executive’s family, as the case may be) to participate in and receive benefits under, all incentive, savings, retirement and welfare plans, practices, policies, and programs generally applicable to the other similarly situated executives, but in no event shall such plans, practices, policies, and programs provide Executive’s (or Executive’s family) with incentive opportunities, savings opportunities, retirement benefits opportunities or welfare benefits that are, in each case, less favorable, in the aggregate, than the most favorable of the corresponding opportunities that were provided by the Company for Executive under such plans, practices, policies, and programs as were in effect at any time during the 120-day period immediately preceding the Change in Control Event; (iv) prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the practices, policies and procedures of the Company; and (v) paid vacation in accordance with the most favorable plans, practices, policies and programs of the Company as were in effect for Executive at any time during the 120-day period immediately preceding the Change in Control Event.

280G.

Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 3.7 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (A) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (B) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (A) above is less than the amount under (B) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

If there is a reduction pursuant to this Agreement, the Covered Payment reduction contemplated by the preceding section 3.7.1 shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. The term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” that must be taken into account by Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by Executive in respect of the applicable “parachute payment”. For example, in the case of an equity grant that is treated as contingent on the change in control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c).

Any determination required under this Section 3.7, including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section. The Company’s determination shall be final and binding on Executive.

No Mitigation. In no event, except as set forth expressly in this or another agreement signed by Executive, shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, subject to the aforesaid exception, such amounts shall not be reduced whether or not Executive obtains other employment.

Restrictive Covenants. As a condition of the effectiveness of this Agreement, Executive shall, contemporaneous with his execution of this Agreement, execute and deliver to the Company the Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A.

Payments Subject to Section 409A. Subject to the provisions in this Section 6, any severance payments or benefits under this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement:

It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither Executive nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement

If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time and in the matter set forth in this Agreement; and

Each installment of the severance payments and benefits due under this Agreement that is not described in paragraph 6.3.1 above and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph (d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-(h)(3).

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

The Company may withhold (or cause to be withheld) from any payments made under this Agreement, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

Return of Company Property. Upon termination of employment for any reason, Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, computer equipment, or other property belonging to the Company, and Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or the Affiliated Entities or containing any trade secrets relating to the Company or the Affiliated Entities. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section.

Assistance with Claims. Executive agrees that, consistent with Executive’s business and personal affairs, during and after his employment by the Company he will assist the Company and the Affiliated Entities in the defense of any claims, or potential claims that may be made or are threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist the Company and the Affiliated Entities in the prosecution of any claims that may be made by the Company or the Affiliated Entities in any Proceeding, to the extent that such claims may relate to Executive’s employment or the period of Executive’s employment by the Company. The Company agrees to reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses. Any amounts to be paid to Executive pursuant to this Section 8 shall be paid by the Company no later than thirty (30) days of the date on which Executive provides documentation to the Company that such expenses were incurred.

Successors. This Agreement is personal to Executive and shall not be assignable by Executive without the prior written consent of the Company. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business.

Miscellaneous.

Entire Agreement/Modification/Choice of Law/Enforceability/Jury Waiver. Both Executive and the Company acknowledge that this Agreement is the entire agreement of the parties, and supersedes any prior or contemporaneous discussions, understandings, or agreements, with respect to the subject matter hereof. For the avoidance of doubt and without limiting the foregoing, (a) Executive shall not be eligible to receive severance or similar post-employment payments or benefits under any severance plan, program or policy maintained by the Company, and (b) the employment offer letter dated as of November 17, 2008, between Executive and the Company (the “Offer Letter”) shall survive the execution and delivery of this Agreement and remain in full force and effect in accordance with its original terms; provided, however, that the provisions of the Offer Letter relating to severance and post-employment payments and benefits shall be superseded hereby in their entirety and shall hereafter cease to be of any force or effect. This Agreement may be amended only in a written agreement duly executed by the parties hereto. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts and shall be governed by and construed in accordance with the laws of such Commonwealth, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, or to Executive’s employment or the termination thereof, shall be commenced only in Massachusetts in a court of competent jurisdiction, and further acknowledge that venue for such actions shall lie exclusively in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action.

Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

No Guarantee of any Tax Consequences. The Company makes no guarantee of any tax consequences with respect to any payment hereunder including, without limitation, under Section 409A of the Code.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.

Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Company:

Analogic Corporation

8 Centennial Drive

Peabody, MA 01960

Attention: President and CEO

with a copy to:

Analogic Corporation

8 Centennial Drive

Peabody, MA 01960

Attention: Vice President and General Counsel

or to Executive:

At the most recent address maintained

by the Company in its personnel records

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

Not Employment Contract. Executive acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his employment for any period of time and does not change the at-will nature of his employment.

Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

Counterparts. This Agreement may be executed in separate facsimile or electronic counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Representations. Executive hereby acknowledges that he understands this Agreement and enters into this Agreement voluntarily.

IN WITNESS THEREOF, Executive has hereunto set his hand, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.

ANALOGIC CORPORATION	JAMES RYAN

/s/	/s/
Fred B. Parks President and CEO

Exhibit A

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is made between Analogic Corporation (the “Company”), and James Ryan (“Executive”).

In consideration of this Severance Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company agree as follows:

1. Non-Competition and Non-Solicitation. While Executive is employed by the Company and for a period of one year after the cessation of such employment for any reason, Executive will not directly or indirectly:

(a) Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that (i) is competitive with the business of the Company or any of its subsidiaries, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company or any of its subsidiaries while Executive was employed by the Company, and (ii) conducts business in any territory in which the Company or any of its subsidiaries conducts business, or plans to conduct business, at the time Executive ceases to be employed by the Company; or

(b) Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company or any of its subsidiaries which were contacted, solicited, or served by the Company or any of its subsidiaries during the 12-month period prior to the cessation of Executive’s employment with the Company; or

(c) Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company or any of its subsidiaries to terminate his or her employment or other engagement with the Company or any of its subsidiaries, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company or any of its subsidiaries at any time during the term of Executive’s employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company or any of its subsidiaries has been terminated for a period of six months or longer, or, in the case of an independent contractor, if engaging such independent contractor would not interfere with such independent contractor’s provision of services to the Company or any of its subsidiaries.

(d) Extension. If Executive violates the provisions of any of the preceding paragraphs of this Section 1, Executive shall continue to be bound by the restrictions set forth in such paragraph until a period of one year has expired without any violation of such provisions.

2. Miscellaneous.

(a) Equitable Remedies. Executive acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and its subsidiaries and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach or threatened breach of this Agreement is likely to cause the Company and its subsidiaries substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

(b) Obligations to Third Parties. Executive acknowledges and represents that this Agreement and Executive’s employment with the Company will not violate any continuing obligation Executive has to any former employer or other third party.

(c) Disclosure of this Agreement. Executive hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of its subsidiaries and any of Executive’s future employers or prospective business associates, of the terms and existence of this Agreement and Executive’s continuing obligations hereunder.

(d) Not Employment Contract. Executive acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his employment for any period of time and does not change the at-will nature of his employment.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him. Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ Executive may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f) Interpretation. If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(h) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and Executive each consents to the jurisdiction of such a court. THE COMPANY AND EXECUTIVE EACH HEREBY IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT.

(j) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between Executive and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Executive and the Company. Executive agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(k) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

ANALOGIC CORPORATION

Date: March 7, 2017	By:	/s/
Fred B. Parks
President and CEO

Date: March7, 2017		/s/
James Ryan